EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 06, 2021—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the first quarter of 2021.

MGE Energy’s GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2021 were $ 34.9 million, or $ 0.97 per share, compared to $ 26.0 million, or $ 0.75 per share, for the same period in the prior year.

An increase in electric investments included in rate base contributed to increased electric earnings for 2021. The Two Creeks solar project was completed in November 2020 contributing to increased electric earnings in the first quarter of 2021. Our 50- megawatt share of the project's generation will contribute to our ongoing goal of deep carbon reductions. The timing of 2021 depreciation and other operations and maintenance costs also contributed to higher electric earnings in the first quarter of 2021. Depreciation and operations and maintenance costs are expected to increase during the remainder of 2021 after significant capital projects are completed, including Badger Hollow I solar project and a new customer information system.

Ongoing remote work arrangements and colder temperatures contributed to higher electric residential sales, which increased by approximately 9% for the three months ended March 31, 2021, compared to the same period in the prior year. However, electric commercial retail sales dropped approximately 4%.

An increase in gas investments included in rate base contributed to increased gas earnings for 2021. Higher gas retail sales resulting from colder weather in the first quarter of 2021 also contributed to higher gas earnings in that period. During the first quarter of 2021, gas retail sales increased 7% compared to the same period in the prior year. The average temperature in February 2021 was approximately 13 degrees compared to 23 degrees in February 2020.

The situation around the COVID-19 pandemic remains fluid. We have been subject to and continue to follow local, state and federal public health and safety regulations and guidance to address the pandemic. We have operated continuously throughout the pandemic to ensure no material disruptions in service or employment. Our priority has and continues to be reliable and safe service for our customers. We continue to monitor the situation and manage our response.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended March 31,	2021	2020
Operating revenue	$167,915	$149,873
Operating income	$39,054	$31,440
Net income	$34,933	$26,037
Earnings per share - basic	$0.97	$0.75
Earnings per share - diluted	$0.97	$0.75
Weighted average shares outstanding - basic	36,163	34,668
Weighted average shares outstanding - diluted	36,165	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 157,000 customers in Dane County, Wis., and purchases and distributes natural gas to 166,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic as well as expenses expected for the remainder of 2021. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q during the three months ended March 31, 2021, filed with the Securities and Exchange Commission.

Contact:	Steve B Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com